UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check appropriate box:

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material pursuant to § 240.14a-12

ALLEGHENY ENERGY, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

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(1)	Title of each class of securities to which transaction applies:

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EXPLANATORY NOTE

This filing consists of the following documents relating to the proposed merger of Allegheny Energy, Inc. and FirstEnergy Corp.:

Attachment A:	Investor presentation slides from February 11, 2010 joint investor meeting and teleconference

Attachment B:	Transcript of February 11, 2010 joint investor meeting and teleconference

Attachment C:	Fact Sheet regarding the merger

Attachment D:	Frequently Asked Questions regarding the merger

Attachment E:	Transcript of video message from Paul J. Evanson, Chief Executive Officer of Allegheny, to Allegheny employees

Information Concerning Forward-Looking Statements

In addition to historical information, this filing may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving FirstEnergy and Allegheny, including future financial and operating results; FirstEnergy’s and Allegheny’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed merger, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite FirstEnergy and Allegheny shareholder approvals; the risk that FirstEnergy or Allegheny may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in FirstEnergy’s and Allegheny’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. Neither FirstEnergy nor Allegheny undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.

Additional Information and Where to Find It

In connection with the proposed merger between FirstEnergy and Allegheny, FirstEnergy will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of FirstEnergy and Allegheny that also constitutes a prospectus of FirstEnergy. Allegheny and FirstEnergy will mail the joint proxy statement/prospectus to their respective stockholders. Allegheny and FirstEnergy urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this proposed transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Allegheny’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.” You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.”

Participants in the Merger Solicitation

Allegheny, FirstEnergy and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Allegheny and FirstEnergy shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Allegheny and FirstEnergy shareholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about Allegheny’s executive officers and directors in its definitive proxy statement filed with the SEC on March 20, 2009. You can find information about FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009. Additional information about Allegheny’s executive officers and directors and FirstEnergy’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available. You can obtain free copies of these documents from Allegheny and FirstEnergy using the website information above.

ATTACHMENT A

INVESTOR PRESENTATION SLIDES FROM FEBRUARY 11, 2010 JOINT INVESTOR MEETING AND TELECONFERENCE

February 2010

2
Safe Harbor - FirstEnergy
This communication includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-
looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to, statements about the benefits of the proposed merger involving Allegheny and FirstEnergy, including future financial and operating results, Allegheny's and FirstEnergy's plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements relating to the merger that are not historical facts.
Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Pennsylvania, the impact of the Public
Utilities Commission of Ohio’s regulatory process on the Ohio utility subsidiaries associated with the distribution rate case, business and regulatory impacts from American Transmission System, Incorporated’s realignment into PJM Interconnection L.L.C., economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, operating and maintenance costs being higher than anticipated, other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gas emission regulations, the potential impacts of the U.S. Court of Appeals’ July 11, 2008 decision requiring revisions to the Clean Air Interstate Rules and the scope of any laws, rules or regulations that may ultimately take their place, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement FirstEnergy’s Air Quality Compliance Plan (including that such amounts could be higher than anticipated or that certain generating units may need to be shut down) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other similar potential regulatory initiatives or actions, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission, Met-Ed’s and Penelec’s
transmission service charge filings with the PaPUC, the continuing availability of generating units and their ability to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in FirstEnergy’s nuclear decommissioning trusts, pension trusts and other trust funds, and cause it to make additional contributions sooner, or in an amount that is larger than currently anticipated, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy’s financing plan and the cost of such capital, changes in general economic conditions affecting the company, the state of the capital and credit markets affecting the company, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy’s access to financing or its costs or increase its requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees, the continuing decline of the national and regional economy and its impact on the company’s major industrial and commercial customers, issues concerning the soundness of financial institutions and counterparties with which FirstEnergy does business, and the risks and other factors discussed from time to time in its
SEC filings, and other similar factors.

3
Safe Harbor - FirstEnergy (Continued)
With respect to the proposed merger, actual results may differ materially due to the risks and uncertainties relating to the ability to obtain the requisite Allegheny and FirstEnergy stockholder approvals; the risk that FirstEnergy or Allegheny may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.
The foregoing review of factors should not be construed as exhaustive.  New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

4
Safe Harbor - Allegheny
In addition to historical information, this presentation may contain a number of "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to, statements about the benefits of the proposed merger involving Allegheny and FirstEnergy, including future financial and operating results, Allegheny's and FirstEnergy's plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements relating to the merger that are not historical facts.  Additional forward-looking statements include, but are not limited to, statements with respect to rate regulation and the status of retail generation service supply competition in states served by Allegheny’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-
last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; capacity purchase commitments; and regulatory matters.
Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations.  Important factors could cause actual results to differ materially from those indicated by such forward-looking statements.  With respect to the proposed merger, these factors include risks and uncertainties relating to the ability to obtain the requisite Allegheny and FirstEnergy stockholder approvals; the risk that FirstEnergy or Allegheny may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.  With respect to other forward-looking statements, factors that could cause actual results to differ materially include, among others, plant performance and unplanned outages; changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets and actions of rating agencies; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny’s competitors; changes in the weather and other natural phenomena; changes in customer switching behavior and their resulting effects on existing and future load requirements; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; inflationary and interest rate trends changes in market rules, including changes to PJM participant rules and tariffs; the effect of accounting pronouncements  issued periodically by accounting standard-setting bodies and accounting issues facing our organization; and
the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny’s reports filed with the SEC. These forward-looking statements speak only as of the date of this document. Allegheny undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this presentation.

5
Additional Information and Where to Find It
In connection with the proposed merger, FirstEnergy will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of FirstEnergy and Allegheny that also constitutes a prospectus of FirstEnergy. FirstEnergy and Allegheny will mail the joint proxy statement/prospectus to their respective shareholders. FirstEnergy and Allegheny urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the
SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from FirstEnergy’s website
(www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Allegheny’s website
(www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.”
FirstEnergy, Allegheny and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from FirstEnergy and Allegheny shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of FirstEnergy and Allegheny shareholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about
FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009.
You can find information about Allegheny's executive officers and directors in its definitive proxy statement filed with the SEC on March 20, 2009. Additional information about FirstEnergy's executive officers and directors and
Allegheny’s executive officers and directors can be found in the above-referenced Registration Statement on
Form S-4 when it becomes available. You can obtain free copies of these documents from FirstEnergy and Allegheny using the contact information above.
Participants In The Merger Solicitation

6 Agenda Combination Rationale Transaction Terms Combined Company Profile Financial Highlights Regulatory Timeline & Next Steps Summary

7 Combination Rationale

8
FirstEnergy Combination Rationale
Consistent with our strategy to build a balanced, integrated and diversified portfolio of assets
– Adjacent geographic footprint complements existing businesses and our retail sales strategy
– Generation anchored by efficient nuclear and supercritical fossil baseload assets
Transaction creates a significant presence in region and sector
– 6.1MM customers…~35% increase in customer base
– 24 GW of combined generation capacity (21 GW in competitive markets)…~70% increase in generating capacity
Transaction provides numerous opportunities to create value
– Increased scale, scope and diversification improves operating performance and geographic reach
– More cost-effective fuel procurement options and O&M savings
– Improved risk profile through existing and planned FERC regulated transmission investments
Attractive shareholder return potential
– Diversified avenues for growth between regulated and generation businesses
– Solid balance sheet with strong operating cash flows
Anticipate transaction to be accretive to earnings in the first year following the close

9
Allegheny Combination Rationale
Substantial upfront value to shareholders
– 32% premium to Allegheny's current price (as of February 10 th
closing price)
– FirstEnergy’s current dividend would represent a 145% increase for Allegheny shareholders, supported by combined company’s strong balance sheet and cash flows
Larger, more diversified platform of generation and utility assets with additional value drivers
– Diversified generation fleet with significant non-carbon emitting capacity reduces exposure to changing environmental requirements
– Enhanced retail marketing capability
– Greater utility scale and regulatory diversification
– Expanded transmission platform with major projects underway
– More cost-effective fuel procurement options, O&M savings and other synergies
Maintains leverage to recovery in economy and power prices

10 Transaction Terms

11
Key Transaction Terms
Consideration: 100% stock
Offer Price: 0.667 shares of FirstEnergy per Allegheny share
Premium: 32% based on February 10
th
closing prices and 22% to the average
stock price of Allegheny over the last 60 days
Pro Forma 73% FirstEnergy shareholders
Ownership: 27% Allegheny shareholders
Governance: Tony Alexander to be President and CEO
Paul Evanson to be Executive Vice Chairman
Two Allegheny Board members added to FirstEnergy Board
Timing: Expected to close within 12-14 months
Approvals: Shareholders, Federal, State

12 Combined Company Profile

13
An Integrated, Regional Platform
1. 12/31/2009 data, except where noted
2. Excludes American Transmission Systems Incorporated (ATSI) and Allegheny Energy Transmission, LLC
3. 2009 estimate
Revenue:
Regulated Utilities
Electric Customers:
Regulated States:
Rate Base:
Total Generation:
Competitive Generation:
Service Territory:
Employees:
$16.4Bn
10
2
6.1MM
7 States
$10.8Bn
2,3
24 GW
21 GW
67,000 sq miles
~17,750
Combined Statistics
1
FirstEnergy Service Territory
Allegheny Service Territory
FirstEnergy Plants
Allegheny Plants

14
Diverse Competitive Generation Portfolio
Combined Competitive Capacity
1
19%
42%
20%
7%
12%
Combined Competitive Production
2
Nuclear
Gas / Oil
28%
52%
18%
Supercritical
Coal
Nuclear
Gas / Oil
<1%
Hydro/Wind
~2%
Total Combined Capacity: 21 GW Total Combined Production: 117 TWh
1. Capacity as of year-end 2009
2. Production as of year-end 2008
Hydro/Wind
Subcritical
Coal
Supercritical
Coal
Subcritical
Coal

15
Highly Efficient Coal-Fired Fleet
4,945
(32%)
224,600
(72%)
Pre-1965
Typically Unscrubbed
Heat Rates ~11,000 Btu/kWh
Higher Cost ~$30-35/MWh
Subcritical
Units
Supercritical
Units
15,332 MW 312,000 MW
10,387
(68%)
87,400
(28%)
Post-1965
Typically Scrubbed
Heat Rates ~9,800 Btu/kWh
Lower Cost ~$20-25/MWh
Combined
Companies (MW)
U.S. Total
(MW)
Supercritical units are newer, more efficient and more environmentally-friendly
1. Total coal-fired capacity (regulated and competitive), as of 12/31/2009
1

16
Combined Fleet is Well Positioned for
Changing Environmental Regulation
1. Regulated and competitive capacity as of 12/31/2009
2. Includes nuclear, wind and hydro
3. Includes Sammis Units 6 and 7 AQC project being completed in 2010
4. Sammis Units 1 – 5, Ft. Martin, Hatfield, and Mitchell
Total Capacity
17%
26%
9%
19%
29%
Non-Emitting
SO
2
/ NO
x
Controls
SO
2
Controls
Natural Gas
Unscrubbed
3
24.1 Total Fleet
4.5 Unscrubbed
2.2 Natural Gas
4.1 SO
2
Controls
7.1 SO
2
/ NOx Controls
6.2 Non-Emitting
GW’s by Category
4
2
1

17
Regulated Utilities
10 Regulated Utilities Across Seven
States
1
6.1MM customers in OH, PA, MD, WV, NJ, VA and NY
194,000 miles of distribution and nearly 20,000 miles of transmission lines
67,000 square miles
1. Excludes American Transmission Systems Incorporated (ATSI) and Allegheny Energy Transmission, LLC
2. 12/31/2009 data
6,079,900 Total
383,600 Monongahela Power
483,400 Potomac Edison
714,900 West Penn Power
1,095,000 Jersey Central Power & Light
551,000 Met-Ed
160,000 Penn Power
590,000 Penelec
754,000 The Illuminating Company
1,038,000 Ohio Edison
310,000 Toledo Edison
Customers 2

TrAIL
Trans-Allegheny Interstate Line

PATH
Potomac-Appalachian Transmission Highline

18
Additional Transmission Expansion
500 kV transmission line extending
149 miles from western PA through
WV and into VA
ROE: 12.7%
Equity: 50%
Cost: $850MM
Status:
– Approved in all states
– Construction progressing
– On track for in-service date in 2011
765 kV transmission line extending
275 miles from WV to MD
ROE: 14.3%
Equity: 50%
Cost: $1.2Bn
Status:
– PJM determined PATH may not be
needed by 2014
– Updated timeline expected in
June 2010

19 Financial Highlights

20
(28)
(28)
(35)
(95)
(165)
530
480
450
350
180
(250)
(100)
50
200
350
500
650
Year 1 Year 2 Year 3 Year 4 Year 5
Estimated Annual Synergies
Overview of Transaction Synergies
$MM
Synergies By Category
10%
19%
50%
21%
Corporate
Generation and Fuel
Information Services
Utility
Gross Pre-Tax Synergies Costs to Achieve

21
Pro Forma Earnings Impact
Anticipate transaction to be accretive to earnings in the first year following the close, including purchase accounting adjustments
Purchase accounting adjustments expected to be modest
– Estimated asset and liability step-ups reduce earnings by approximately
$7MM in year 1 and $30MM in year 2

22
Solid Balance Sheet
51% – 55% 51% – 55% Debt / Capital
3.0x – 3.5x 3.0x – 3.5x Debt / EBITDA
4.3x – 4.7x 3.7x – 4.3x
Funds from Operations
Interest Coverage
20% – 23% 18% – 21%
Funds from Operations /
Total Debt
Year 2 Year 1 Pro Forma Key Ratios
Combined company metrics support stable investment grade ratings

23
Summary Expected Financial Highlights
Synergies realized across wide range of business segments but primarily derived from competitive operations
Anticipate transaction to be accretive to earnings in the first year following the close
Solid balance sheet and strong operating cash flow generation
Credit metrics consistent with a stable investment grade rating

24 Regulatory Timeline & Next Steps

25
Regulatory Timeline & Next Steps
Forming a transition team and transition steering committee
– Comprised of key FirstEnergy and Allegheny management and senior executives
Begin filings for regulatory approvals and shareholder vote
Companies expect to complete the transaction within 12-14
months

26 Summary

27
Summary
Combination creates a leading regional energy provider
Complementary portfolio of generating assets strengthens the combined company’s operational performance
Scale and scope of combined distribution and transmission assets create new opportunities
Meaningful synergy opportunities, primarily in the competitive operations
Expected strong financial position to support growth and to
provide shareholders with attractive total return potential
Experienced management with a proven ability to integrate
companies and to create long-term shareholder value

28

29 FirstEnergy Update

30
2009 Fourth Quarter & Full-Year GAAP to
Non-GAAP Reconciliation
3.77 0.77 Basic Earnings Per Share (Non-GAAP)
0.42 0.42 Power Contract Mark-To-Markets Adjustment
(0.52) – Non-Core Asset Sales/Impairments
(0.53) (0.49) Income Tax Issue Resolution
0.31 0.01 Debt Redemption Premiums
0.14 – Organizational Restructuring/Incremental Strike Costs
0.09 0.05 Trust Securities Impairment
0.55 – Regulatory Charges
3.31 0.78 Basic Earnings Per Share (GAAP) Excluding Special Items
Full Year 2009 Fourth Quarter 2009
($ Per Share)
2010 Non-GAAP Earnings Guidance of $3.50 to $3.70 per share affirmed

ATTACHMENT B

TRANSCRIPT OF FEBRUARY 11, 2010 JOINT INVESTOR MEETING AND TELECONFERENCE

CORPORATE PARTICIPANTS

Ron Seeholzer

FirstEnergy Corporation – IR

Tony Alexander

FirstEnergy Corporation – President & CEO

Paul Evanson

Allegheny Energy – Chairman, President & CEO

Mark Clark

FirstEnergy Corporation – EVP & CFO

CONFERENCE CALL PARTICIPANTS

Lasan Johong

RBC Capital Markets – Analyst

Jonathan Arnold

Deutsche Bank – Analyst

Gregg Orrill

Barclays Capital – Analyst

Ben Sung

Luminus Management – Analyst

Brian Chin

Citigroup – Analyst

Paul Patterson

Glenrock Associates – Analyst

Dan Eggers

Credit Suisse – Analyst

Greg Gordon

Morgan Stanley – Analyst

David Frank

Catapult Capital Management – Analyst

Chris Ellinghoff

Wellington Shields & Co. – Analyst

Ali Agha

SunTrust Robinson Humphrey – Analyst

Brian Russo

Ladenburg Thalmann – Analyst

Angie Storozynski

Macquarie Capital – Analyst

Paul Ridzon

KeyBank Capital Markets – Analyst

Jay Dobson

Wunderlich Securities – Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to today’s conference call to discuss the combination of FirstEnergy and Allegheny Energy.

All participants are currently in a listen-only mode. Following the prepared remarks the lines will be open for questions.

At this time I would like to turn the call over to Ron Seeholzer, Vice President, Investor Relations. Please go ahead, sir.

Ron Seeholzer – FirstEnergy Corporation – IR

Good morning, everyone. During this conference call we will make various forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.

Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects, and other aspects of the businesses of FirstEnergy Corp. and Allegheny Energy and the proposed merger are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially than those indicated by such forward-looking statements.

We refer you to the cautionary language regarding forward-looking statements and other matters on slides two through five and in our press release and our consolidated report to the investment community issued today regarding the merger and our fourth-quarter earnings respectively. We also refer you to the risk factor disclosure that FirstEnergy and Allegheny made in their respective annual reports on Form 10-K.

Reconciliations to GAAP for the non-GAAP earnings measurements we will be referring to today are also contained in that consolidated report as well as on the investor information section of our website at www.FirstEnergyCorp.com.

Participating in today’s call from FirstEnergy are Tony Alexander, President and Chief Executive Officer; Mark Clark, Executive Vice President and Chief Financial Officer. Participating from Allegheny Energy are Paul Evanson, Chairman, President, and Chief Executive Officer; Kirk Oliver, Senior Vice President and CFO; and Max Kuniansky, Executive Director of Investor Relations and Corporate Communications.

Now I will turn the call over to Tony.

Tony Alexander – FirstEnergy Corporation – President & CEO

Thanks, Ron, and good morning, everyone. Today is an exciting day for FirstEnergy and Allegheny Energy as we have announced plans to combine our companies.

If you will turn to slide eight in the presentation that has been posted, I will review why we believe this is an excellent move for our shareholders, customers, and employees. It’s one of those transactions that clearly makes sense. In fact, it’s a natural fit that has the potential to produce lower risk, higher growth, a cleaner generation fleet, a stronger balance sheet, and increased earnings.

The transaction also is consistent with our strategy to build a balanced, integrated, and diversified portfolio of assets. The combination brings together two companies with contiguous service areas and similar business models with a strong focus on both regulated utility operations and a competitive generation business. Together we will serve 6.1 million regulated utility customers and we will operate a generating fleet with more than 24,000 MW of capacity.

This combination will create numerous opportunities to enhance value to shareholders, particularly related to our generation portfolio which will benefit from enhanced operational performance, broader geographic reach, more cost-effective fuel procurement options, and other opportunities to capture O&M savings.

The transaction also creates the potential for attractive shareholder returns with diversified avenues for growth. The Company’s solid balance sheet and operating cash flows will support growth in both our regulated and generation businesses. And we expect the transaction to be accretive to earnings in the first full year after closing.

Now I will turn the call over to Paul Evanson to discuss the strategic value this agreement brings to Allegheny.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

Thanks, Tony, and good morning, everyone. Slide nine lays out some of the key benefits to Allegheny Energy.

To start with the transaction offers substantial upfront value to our shareholders. It will provide a 32% premium based on yesterday’s closing stock price and based on FirstEnergy’s current dividend level it also offers the potential for an almost 150% increase compared with Allegheny’s current dividend. And our shareholders’ investments will be supported by a strong balance sheet and cash flows.

The stronger, more diverse company with a large regional electric distribution system and significant generating capacity will provide long-term value. And we will diversify our primarily coal fleet by adding FirstEnergy’s very well-run nuclear capacity, something we don’t have the capability to do on our own. The merger provides significant potential to expand our retail marketing reach.

Greater utility scale and regulatory diversity should bring efficiencies and lower risk. The combined transmission network builds on future expansion potential that we have. And the significant leverage that Allegheny has to an economic recovery that we have talked to you so much about in the past is actually enhanced by this merger.

Now I will turn the call back to Tony for details of the transaction.

Tony Alexander – FirstEnergy Corporation – President & CEO

Thanks, Paul. If all of you can turn to slide 11, I will review some of the key transaction terms with you.

Under the agreement FirstEnergy would acquire all shares of Allegheny Energy in a stock-for-stock transaction. Shareholders of Allegheny would receive 0.667 shares of FirstEnergy for each Allegheny share they own. This would provide a 31.6% premium based on February 10 closing prices of $41.46 and $21.02 per share for the companies, respectively.

I will remain President and Chief Executive Officer and Paul will become Executive Vice Chairman reporting to me. Two members of the Allegheny Board will join the FirstEnergy Board. The transaction will require the support of both companies’ shareholders as well as federal and state regulatory approvals, which I will discuss in a little more detail in a few minutes. We expect to close within 12 to 14 months.

Turning to slide 13, you will see that the combination of our companies will provide an integrated regional platform for growth. Together our companies’ combined revenues in 2009 were more than $16 billion. The regulated utilities system will include 10 distribution companies serving 67,000 square miles in seven states. This represents about a 35% increase in the number of customers FirstEnergy currently serves.

As I mentioned earlier, the combined company will have a total generating capacity of 24,000 MW which is an increase of about 70% in our generating fleet. Of that amount more than 21,000 MW of capacity currently operate in the competitive marketplace creating a large and diversified competitive generating fleet. You will see this diversity illustrated on slide 14.

The competitive fleet is anchored by efficient nuclear and supercritical fossil baseload coal units. Together our combined fleet produced 117 million megawatt hours in 2008 when economic conditions supported more typical usage with 80% coming from these higher efficiency facilities.

On slide 15 you will see that much of this production will come from supercritical coal units — larger, more efficient plants which represent more than two-thirds of our total. This is a significant advantage compared with the national average that has less than one-third supercritical plants in its mix.

And as a result our combined fleet will achieve a strong environmental performance as is illustrated in slide 16. For example, when the transaction is closed more than 80% of the fleet will be scrubbed or fully controlled which will better position the overall fleet as we continue to address additional environmental requirements.

I am going to turn the call back to Paul now to discuss some of the regulated utility businesses that we will have. Paul?

Paul Evanson – Allegheny Energy – Chairman, President & CEO

As Tony mentioned earlier, the combined company will have 10 regulated electric utilities serving 6.1 million customers in Pennsylvania, Ohio, Maryland, West Virginia, Virginia, New Jersey, and New York — all contiguous states. Slide 17 shows a map of the combined service territories. Together the companies will have 194,000 miles of distribution lines and nearly 20,000 miles of transmission lines.

Moving to slide 18, our transmission system provides a strong platform for growth for the combined company with two projects, our TrAIL and PATH projects, already underway. Construction has begun on TrAIL, a 500 KV line, that will span western Pennsylvania, West Virginia, and Virginia. This project has a return on equity of 12.7% and is on track for completion next year.

PATH is a 765 KV line that will be built in West Virginia, Virginia, and Maryland. The return on equity is 14.3%. PJM recently indicated that this line may not be needed in 2014 and we plan on providing some updated information on the timing of construction later in the year when PJM completes its RTEP process.

I would now like to turn the call over to Mark Clark, FirstEnergy Executive Vice President and CFO, who will review transaction synergies and provide pro forma financial information and highlights. Mark?

Mark Clark – FirstEnergy Corporation – EVP & CFO

Thank you, Paul. Slide 20 illustrates annual synergies we expect as a result of this transaction.

Pretax synergies prior to cost to achieve would grow from approximately $180 million in the first full year to $350 million in the second year. And as you can see, they continue to increase as the cost to capture declines. These savings would be realized across a wide range of business segments with the vast majority coming from the competitive operations.

I would like to turn to slide 21 to discuss the expected earnings impact. As Tony has mentioned, we anticipate the transaction will be accretive to earnings in the first full year following the close. Based on purchase accounting adjustments we expect a very modest reduction in earnings, approximately $7 million in the first year and $30 million in the second year, reflecting step ups in both assets and liabilities.

Key to the importance of this transaction and to the combined Company’s strategy for realizing its goals is a strong balance sheet. As you will see on slide 22, pro forma estimates indicate that funds from operations would be 18% to 21% on total debt at the end of the first year and 20% to 23% at the end of the second year.

Funds from operations would be 3.7 to 4.3 times interest in year one and 4.3 to 4.7 times interest in year two. Outstanding debt would be 3 to 3.5 times EBITDA in the first two years and debt to capital ratios would be 51% to 55% in both years. We believe these metrics would continue to support stable investment-grade ratings for the Company.

On slide 23 we have summarized the financial highlights of the transaction which is expected to produce synergies across our business units primarily in the competitive operations, be accretive to earnings in the first full year following the close, result in a strong balance sheet and operating cash flows, and finally produce credit metrics that are consistent with stable investment-grade ratings.

I would like to turn the call back over to Tony to discuss the transition and approval processes.

Tony Alexander – FirstEnergy Corporation – President & CEO

Thanks, Mark. If we will all turn now to slide 25, we will take a look at the regulatory timelines and next steps for this transaction.

In the next few weeks we will begin our transition planning process including forming an executive level steering committee and employee transition teams. Representatives from both companies will be fully engaged in this activity.

We also will begin filing for regulatory approvals including applications with state commissions in Pennsylvania, Maryland, West Virginia, and Virginia, as well as the Federal Energy Regulatory Commission. We expect to close this transaction within 12 to 14 months.

If you will turn now to slide 27, I would like to summarize for you what we have accomplished here. We believe the combination of our companies creates a leading regional energy provider. Our generation portfolio will support stronger operational performance, the combined transmission and distribution systems will create new opportunities for improved coordination, sharing of best practices, and enhance service to customers.

There will be meaningful opportunities to capitalize on synergies, primarily in the competitive side of the business, and our strong financial position will support growth and provide opportunities for an attractive total return. Finally, our experienced management team has a proven ability to integrate companies for long-term shareholder value.

We hope you are as excited about the opportunities this merger represents as we are, and as always thank you for your support. Now we would be happy to take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Lasan Johong, RBC Capital Markets.

Lasan Johong – RBC Capital Markets – Analyst

Thank you. Paul, I am very curious as to why you thought the timing should be now given you are at the bottom of the economic cycle for the stock and you have a much, much brighter future in a year or two and there is tremendous upside potential coming. I am not quite convinced that right now is the best time to effectuate a merger with a big partner, albeit a good one with FirstEnergy.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

First, Lasan, I think we have always said and I think everyone believes we are quite a bit leveraged to an economic recovery but the truth of it is that FirstEnergy is not much different from us in that regard. They are entering PJM now. I think the plans kind of will move in tandem in many ways with ours so I think we have largely maintained our upside.

Of course, on the other side it’s almost totally hedged downside risk. So from our standpoint strategically we are balanced the one with the other.

And, frankly, we were approached by Tony in the end of December. The more we looked at this transaction the more we think it really is the right time and creates a very strong company. I don’t think you will find many mergers where the operational and the financial synergies and benefits will be as strong as this merger.

You might like to do it when the stock price is $65 but nonetheless this is the right time I think for us to do this.

Lasan Johong – RBC Capital Markets – Analyst

Then if that were the case then why didn’t the Board of Directors authorize a — excuse my language — a beauty contest for Allegheny involving a lot more participants. Why do a negotiated transaction? Typically negotiated transactions undervalue the company.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

First of all, Lasan, you will see in the proxy statement a full detailed discussion of the process that we went through. And I think you will conclude that this was a process designed to give us the best value, number one.

Number two, if you just look at the end result, as I said right in the beginning a 32% premium based on our current price and almost 150% increase in our dividend for shareholders. I think it’s a very compelling case for our shareholders.

Lasan Johong – RBC Capital Markets – Analyst

Okay. And just a quick question for Tony. What is your — you have told us what the synergies are and what the operational considerations are and so on and so forth, but what do you think is the crown jewels that you are picking up from Allegheny? Is it the generation business, is it the utility business, is it the transmission project? What really caught your attention as a trigger?

Tony Alexander – FirstEnergy Corporation – President & CEO

It’s all parts of Allegheny. It’s a wonderfully operated company with very strong assets on the generation side and on the wires side of the business. It has a particularly interesting growth profile in the transmission side of the business which will help mitigate the risk of the overall company.

So I am pleased with all of the assets that Allegheny has including the talent that they have throughout that organization.

Lasan Johong – RBC Capital Markets – Analyst

Maybe I can flip the question around —

Tony Alexander – FirstEnergy Corporation – President & CEO

I think at this point we have to have opportunities for others to ask questions. One or two, guys, if you can hold it to that would be helpful so that we can make it through this and give everyone an opportunity to get their questions answered.

Operator

Jonathan Arnold, Deutsche Bank.

Jonathan Arnold – Deutsche Bank – Analyst

Good morning. My question is, Tony, could you give us a little more color on where the synergies are coming from? Just are they mainly in the unregulated side so are they sort of ratable across the life of these first few years or are there some kind of easy things you go after first and then other things that are more difficult to get to?

Just some sense around your level of confidence in achieving those numbers and a little more color in exactly where they are coming.

Tony Alexander – FirstEnergy Corporation – President & CEO

Let me just start off by saying we are very confident that we will be able to achieve the synergies that we have laid out. The fact of the matter is the bulk of them from our standpoint are on the operational sides of the generation fleet.

We talked and you think in terms of being able to deploy and dispatch those units differently, to use your capital differently as you decide where to invest, to use the same kind of asset mining opportunities that we used at FirstEnergy throughout the fleet at Allegheny. And as we improve that environmental performance across the overall fleet I think we are going to see a much stronger operating profile there.

On the utility side it’s fairly straightforward in terms of synergies. You will have billing systems, back office systems that they will be able to be deployed against six million customers and those costs allocated over a much broader base than otherwise. Obviously, on the information systems you have those same kinds of synergies.

So my sense is that from a synergies standpoint deploying FirstEnergy’s retail strategy throughout this footprint, expanding it with the ability to generate additional megawatt hours as we improve the overall performance of the fleet, incorporating both best practices on both sides. We are very excited about the opportunities this generation fleet offers for FirstEnergy and the combined company.

Jonathan Arnold – Deutsche Bank – Analyst

Thank you. And then may I just follow up on that, on the utility side the 19% number you are giving us is that net of an assumption of some kind of sharing with customers? Or how should we think about where they fit into the equation?

Tony Alexander – FirstEnergy Corporation – President & CEO

We would anticipate as we go through the regulatory process that the kind of traditional regulatory split would be in place in this merger. It’s typically around 50-50 so that is how we would approach this going forward.

Jonathan Arnold – Deutsche Bank – Analyst

And so the 19% number is roughly 50% of what you think you can do?

Tony Alexander – FirstEnergy Corporation – President & CEO

It’s gross. The 19% number is gross.

Operator

(Operator Instructions) Gregg Orrill, Barclays Capital.

Gregg Orrill – Barclays Capital – Analyst

Thanks a lot. I was wondering if you could touch on market power a little bit, given the proximity of the companies together in the process there and how you see that playing out.

Tony Alexander – FirstEnergy Corporation – President & CEO

Gregg, at this point we are not seeing any issues with respect to market power. We believe we will satisfy all of the requirements for the combination to take place.

Gregg Orrill – Barclays Capital – Analyst

Okay, thank you.

Operator

Philson Yim, Luminus.

Ben Sung – Luminus Management – Analyst

Congratulations on the transaction. It’s actually Ben Sung at Luminus. One thing we liked about you all was that you had some really below markets of $20, $25 a ton below market coal contracts extending out for a meaningful period of time.

As part of this transaction is FirstEnergy going to have to take a purchase accounting hit and sort of have to bear about by our calculations about $150 million to $180 million a year of incremental cost of goods sold? And how does that factor into the accretion dilution analysis?

Tony Alexander – FirstEnergy Corporation – President & CEO

Well, I will just tell you all of these calculations (technical difficulty) the purchase accounting numbers that Mark gave you. So pluses and minuses throughout the transaction net to a very small purchase accounting type of impact. I think Mark said about $7 million in the first year and rising to about $30 million thereafter.

Ben Sung – Luminus Management – Analyst

Could you give us an idea of which contracts offset that or which category of contracts offset that mark-to-market step up in the coal side?

Tony Alexander – FirstEnergy Corporation – President & CEO

Well, you have to look at the entire purchase accounting adjustment that will be looked at and it includes all assets. Not just coal contracts but financial leverage transactions, the value of the coal plants, the value of the overall transaction. So that is a pretty complex process that the accountants go through.

Based on what we know at this point, like we said, it’s a fairly modest adjustment that will be required and it takes all those into account.

Operator

Brian Chin, Citigroup.

Brian Chin – Citigroup – Analyst

Can you comment a little bit on tax implications? I know that in your prepared comments you were a little light on tax implications of the deal. I just wanted to make sure whether we weren’t missing something there.

Mark Clark – FirstEnergy Corporation – EVP & CFO

This is Mark. You are not missing anything. There are some deferred taxes in the purchase accounting but that, as Tony alluded to, that has all been factored in.

Brian Chin – Citigroup – Analyst

Okay. And then one last follow-up question. I missed the part of the synergies commentary but when you are looking at the 50% that comes from the generation and fuel side is that primarily coming from items like plant shutdowns or is that coming from economies of scale on fuel purchases?

Tony Alexander – FirstEnergy Corporation – President & CEO

None of it’s coming from plant shutdowns. It’s the better utilization of our assets, utilizing best practices from both sides, improving the dispatch of the fleet, and basically improving the overall performance and efficiency of the utilization of our assets.

Brian Chin – Citigroup – Analyst

Great. Thanks a lot.

Operator

Paul Patterson, Glenrock Associates.

Paul Patterson – Glenrock Associates – Analyst

Good morning, guys. Congratulations. I missed the goodwill number, if you could just repeat what that was. Also if you could just give us a feeling for how you looked at the cost of carbon in your valuation of Allegheny?

Tony Alexander – FirstEnergy Corporation – President & CEO

I don’t think we gave you a goodwill number and, quite frankly, I don’t have one at this point. It will be — what it will be — it will be a result of all of the accounting that takes place as a part of this transaction obviously.

With respect to carbon, I didn’t assign any particular value one way or the other. I think the assets that Allegheny has, particularly the supercritical units, will allow the overall performance of the fleet to be much stronger from an environmental standpoint. Whatever we face down the road from a carbon standpoint we will be better positioned given the size and character of the combined fleet than we would have been, than either one of us would have been stand-alone.

Paul Patterson – Glenrock Associates – Analyst

You don’t think your carbon footprint is going to be higher per megawatt hour as a result of the acquisition of Allegheny?

Tony Alexander – FirstEnergy Corporation – President & CEO

No. Well, overall performance of our fleet is going to be better. From our coal standpoint it will be less because we will be operating much more efficient generating facilities than we might have otherwise operated without the combination.

Sure, we are producing a lot more kilowatt hours in a combined organization. But the fact of the matter is more of them will be coming from the highest efficiency type units available in the market at this time.

Operator

Dan Eggers, Credit Suisse.

Dan Eggers – Credit Suisse – Analyst

Can you just talk a little bit to your thought process or your outlook as far as long-term gas and coal price expectations? Obviously you are making a view on the dark spread getting that much more coal exposure. How is that fitting into your strategy and does Signal Peak somehow play in with that thought process?

Tony Alexander – FirstEnergy Corporation – President & CEO

Overall my sense is that commodity prices, whether natural gas, coal, electricity, are going to reflect the increasing requirements of the nation for energy and primarily electric energy. I see all those markets as improving over time, particularly as the economy improves. We are still dealing overall with limited resources and a timeframe to add additional resources which is significant.

Again, from FirstEnergy’s perspective this increases our generation fleet by 70% allowing us to deploy far more supercritical generating facilities, about 6,000 MW of supercritical facilities — more than double what FirstEnergy has today — into the marketplace going forward. That is what this transaction is about when it comes to the generation side of the business.

We are going to have a far stronger and more capable fleet to compete in the generation market, number one. To deal with whatever environmental issues we will have to face and in fact have the wherewithal and balance sheet to improve that position over time if the market suggests that is the right thing to do.

Dan Eggers – Credit Suisse – Analyst

So can I interpret from that your view that the unit profitability of the supercritical plants will improve from what we have seen recently or in the forward market then?

Tony Alexander – FirstEnergy Corporation – President & CEO

I will tell you, I am not going to spend a lot of time worrying about what happens in the middle of the worst recession this country has faced in years. The fact of the matter is we all know where this economy has to go. I believe in it and I believe this country will recover.

As it recovers we will be positioned to take and utilize our assets to help improve the economic vitality throughout the region that we serve.

Operator

Greg Gordon, Morgan Stanley.

Greg Gordon – Morgan Stanley – Analyst

Thanks. Good morning, gentlemen. Notwithstanding the risks of the merger not closing, how quickly are your integration teams going to be getting to work on trying to achieve these synergies so that we can start to see the benefits immediately upon close? Put another way is that notional $180 million a 2011 number or is that a 2012 number?

Paul Evanson – Allegheny Energy – Chairman, President & CEO

You know, Greg, until the transaction closes we still operate as two independent companies and legally we basically have to. So you will start seeing those benefits right away.

Obviously we are going to start our transition and integration teams just as soon as we can, probably even beginning next week. So what we want to do is when the approvals take place and the transaction closes we just move full speed ahead at that point in time and we realize those savings just as fast as we possibly can.

Greg Gordon – Morgan Stanley – Analyst

All right. But with a 12- to 14-month goal from time to close we close in February, March, April of next year. From your perspective, guys, is that $180 million aspiration is that the ‘11 aspiration?

Mark Clark – FirstEnergy Corporation – EVP & CFO

No, that is assuming the first 12 months after approval.

Greg Gordon – Morgan Stanley – Analyst

Okay. So we should model those on a rolling basis based on when you close?

Mark Clark – FirstEnergy Corporation – EVP & CFO

Yes.

Greg Gordon – Morgan Stanley – Analyst

Okay. Thank you, guys.

Operator

David Frank, Catapult Capital Management.

David Frank – Catapult Capital Management – Analyst

Good morning, guys. Just conceptually I am thinking about this and it just seems like the return on the assets you are deploying here, $4.6 billion — from what I see the accretion is really coming from the synergy savings. Is this really a transaction about getting bigger for the future or wasn’t there another way to deploy this much capital at a more accretive manner on a shorter term basis?

Tony Alexander – FirstEnergy Corporation – President & CEO

David, this is Tony. Quite frankly, I think this is one of the best ways to deploy the capital that we are devoting to this acquisition. And the fact of the matter — and this merger because the fact of the matter is the value of the generating assets, the value of the wires business, the combination, while it will have obviously some synergies associated with it, totally repositions the assets of the Company and what it can do with those assets going forward.

So I think this is an opportune way to achieve the right assets for FirstEnergy going forward. It’s really not about size. It’s more about how in fact these assets fit inside the integrated portfolio we are putting together.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

And, frankly, I don’t think you will find many mergers that have the same business logic as this one does, both from a strategic, operational, financial, what it accomplishes from then. And the perfect fit that these two organizations have and the platform that it’s going to provide for investment opportunities and value-enhancing investments that I don’t think either company, certainly Allegheny, could do on its own.

David Frank – Catapult Capital Management – Analyst

It does make a lot of strategic sense. I am just saying from an accretion dilution standpoint it’s an awful large amount of capital to put up for an extended period of regulatory approval for your shareholders. And that the end game, based on today’s market, it doesn’t produce a lot outside the synergy savings that you have highlighted.

So I am just struggling to see the return — risk return here as being as valuable as obviously you believe it is.

Tony Alexander – FirstEnergy Corporation – President & CEO

Well, quite frankly, we think it’s a very attractive combination. Overall we think it reduces the risk or has the potential to reduce the risk at FirstEnergy, to produce higher growth, change the entire characteristics, environmental characteristics of our fleet going forward, produces a stronger balance sheet which we can deploy for growth in the future, and provides increased earnings.

It’s pretty compelling from my standpoint and I think from Paul’s standpoint. Both of us believe at the combination of these two companies will produce significant value to our shareholders.

Operator

[Chris Ellinghoff], Wellington Shields.

Chris Ellinghoff – Wellington Shields & Co. – Analyst

If you would indulge me, I think I have two short questions. One, do you anticipate any asset sales from the transaction and does your synergy analysis include any kind of clawback assumptions?

Tony Alexander – FirstEnergy Corporation – President & CEO

From an asset sale standpoint we are not anticipating any. However, there are some that we have identified. Allegheny is in the process I believe of selling —

Paul Evanson – Allegheny Energy – Chairman, President & CEO

Selling the Virginia operations, the distribution business. We have a hearing coming up in Virginia in March so we are proceeding apace on that one.

Tony Alexander – FirstEnergy Corporation – President & CEO

And FirstEnergy has identified several assets that we are — continue to be interested in selling at the right time.

From a synergies standpoint, the question was clawback? We would anticipate that there would be some sharing of synergies with our customers. The fact of the matter is over time most synergies rollback and what a transaction allows is the mitigation of rate increases over time. We believe this transaction will allow that to occur also.

Mark Clark – FirstEnergy Corporation – EVP & CFO

This is Mark. I just want to reiterate that we did not assume anything in the financial models other than what we have already stated publicly which is OVEC, we are not planning on being a long-term owner of Signal Peak, we said that we were looking at Fremont. You know about how Allegheny in Virginia so we are not doing anything incremental to what we have already stated.

Chris Ellinghoff – Wellington Shields & Co. – Analyst

Okay. Can you add any color to what you have included in your analysis for clawback?

Tony Alexander – FirstEnergy Corporation – President & CEO

I think we have used the standard type of what we would anticipate, about a 50-50 sharing.

David Frank – Catapult Capital Management – Analyst

Super. Thanks, guys.

Operator

Ali Agha, SunTrust Robinson Humphrey.

Ali Agha – SunTrust Robinson Humphrey – Analyst

Good morning. My first question was I was just curious, primarily for Paul — Paul, how did you all come up with the specific price for this transaction? I understand your point that it was a premium to yesterday’s close, but as you also mentioned, a couple of years back you were north of $60. So just curious on how this specific valuation was brought out.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

Well, as I mentioned to Lasan in his initial comment, the entire process will be described in detail in the proxy. It was not a pure negotiated dealing with one company transaction so there is a little bit more to it than that. But we worked in a way that we thought we came out with a very fair and full price to our shareholders.

So we were very pleased with the end result of it not only for the shareholders, but I think for the Company going forward and the value that can be created for our shareholders. We will end up owning — our shareholders will own 27% of the combined company so they have a continuing interest in this business.

We think the combination and the potential that gets added with the merger will add even further value to our shareholders. It’s a perfect fit transaction.

Ali Agha – SunTrust Robinson Humphrey – Analyst

My second question was on the regulatory approval process. As you lay out all of the different constituencies and approvals is there a particular critical part item or particular approval that you believe will be the one that gauges the timeline of 12 to 14 months?

Paul Evanson – Allegheny Energy – Chairman, President & CEO

We have six states involved here — Ohio and New Jersey, which are Tony’s states, don’t require formal approval. So what is really required are the four states we operate in, one of which Tony operates in which is Pennsylvania. Maryland has a statute that requires their action within six months so it may well set the standard. But Maryland, West Virginia will probably be the two key states then Pennsylvania where we will end up being the largest utility in the state with over two million customers.

I would say we have very good relationships in those states with the regulators, with the government officials. We have very strong — it’s actually almost the top customer satisfaction ratings in those states. We are active in the communities.

We have very low rates. For example, in Maryland this year our residential rates just went up by 0.4%, less than 1% in Maryland. So this is a fact pattern that gives me a lot of comfort and confidence that we can get this deal approved in a reasonable timeframe.

Operator

Brian Russo, Ladenburg Thalmann.

Brian Russo – Ladenburg Thalmann – Analyst

Good morning. Can you just tell us what the pro forma debt of the combined company will be?

Mark Clark – FirstEnergy Corporation – EVP & CFO

Just take the two debt figures, which I don’t right have off the top of my head, but just add whatever it was we would report at 2009 and add theirs together since this is all stock transaction.

Brian Russo – Ladenburg Thalmann – Analyst

All right. Thank you.

Operator

Angie Storozynski, Macquarie Capital.

Angie Storozynski – Macquarie Capital – Analyst

Thank you. Two questions; first of all about regulatory approvals, why you haven’t mentioned New York. And secondly, you mentioned the other low rates in Maryland but I think investors and sell-siders learned their lesson about the state and the regulatory approval process with another company.

My question is, this is to Tony, you are acquiring a diversified utility and thus you are assuming a certain regulatory risk while there are other merchant assets available in the PJM region without this regulatory drag associated with them. Could you explain to me your thinking behind basically accepting this regulatory risk versus just buying generation assets?

Tony Alexander – FirstEnergy Corporation – President & CEO

Sure. First, let me talk about — I will kind of go through — I will do one and Paul you can do the one in the middle about Maryland.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

I will.

Tony Alexander – FirstEnergy Corporation – President & CEO

New York is — we have about 1,000 customers in New York. It’s a very small entity that we believe will not require New York approval of this transaction. So it’s not a significant part of the overall company. It’s really served underneath our Penelec subsidiary.

Paul, why don’t you deal with the other regulatory issue, then I will deal with the risk issue.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

Maryland, we have been doing business in that state for a long, long time. Frankly, we enjoy — we think it’s a good state to operate in and I think it’s a very business-friendly environment.

Now they have had one or two transactions that had some unique facts where in one rates were being asked for quite a bit different from 0.4%. So I think you have to look at each of those in the context of where they are. I think this deal makes sense and as I say we have great relationships, political and otherwise, in the state and I really look forward to the Maryland dialogue.

Tony Alexander – FirstEnergy Corporation – President & CEO

Angie, from a regulatory standpoint, I mean obviously FirstEnergy is in part a regulated company and we are not afraid of regulation. We have got great relations in Ohio, Pennsylvania, and New Jersey, and Paul has got similar relations in the service territories that he serves.

When I look at the assets of Allegheny versus the pieces and parts that may or may not be available at any time in the market for just pure generation, what this combination provides cannot be duplicated. The ability to grow our fleet by some 70% with the right combination of assets in the right locations where we can actually utilize our combined resources to improve performance is particularly attractive.

The regulatory footprint of Allegheny we are very comfortable with in terms of potentially, ultimately, operating in West Virginia and Maryland. Like Paul says, he has strong relationships in those companies and he has run a great utility for a long time.

So, quite frankly, we are looking forward to diversifying our regulatory risk. Having it spread across a number of states as opposed to just the ones that we operate in today. And look forward to providing quality, reliable service on a utility standpoint like Allegheny has done for many, many years in those states.

Angie Storozynski – Macquarie Capital – Analyst

Okay. So just one follow up; but would you say for instance that Allegheny’s transmission investments were the factor that basically decided — that you decided to acquire Allegheny instead of just the merchant generation company or generation assets?

Because I simply doubt that in your analysis of the acquisition you basically thought that there was value being created by acquiring regulated utility assets.

Tony Alexander – FirstEnergy Corporation – President & CEO

Well, I think there is value being created by acquiring regulatory assets, particularly in the states and when they are as well run as Allegheny’s are.

The transmission projects that Allegheny has are obviously a great opportunity for FirstEnergy to mitigate the overall risk profile of the Company by increasing the amount of growth on the regulated side and striking a better balance across our growth profiles. So I think that was just a very attractive addition to an otherwise very, very compelling set of assets that fit nicely within the FirstEnergy portfolio.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

Angie, don’t forget now — of course, transmission is a regulated asset and these are great opportunities, these projects, but we didn’t get them without having had regulated operations in those states. I mean having that footprint, that regulated delivery footprint, is really what enabled us to get those transmission projects.

Now when you look at the footprint of the combined company and you look at transmission needs and moving power from west to east that footprint is now a degree that I think there will be many other opportunities for further transmission investments than either company would have individually. So it’s just another benefit that flows from the basic regulated distribution businesses, which I think Tony and I both really like.

Operator

Paul Ridzon, KeyBank.

Paul Ridzon – KeyBank Capital Markets – Analyst

I was wondering if you had had the opportunity to possibly vet this with any of the regulators or the credit agencies.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

With the regulators we have obviously placed some courtesy calls to our jurisdictions, and will begin that process more formally shortly.

Mark Clark – FirstEnergy Corporation – EVP & CFO

On the credit side we have touched base with the credit rating agencies and then scheduled follow-up conversations and discussions with them.

Paul Ridzon – KeyBank Capital Markets – Analyst

There was no initial reaction you can share with us?

Mark Clark – FirstEnergy Corporation – EVP & CFO

The discussions were very, very brief and with the intent to follow up with much more detail.

Paul Ridzon – KeyBank Capital Markets – Analyst

Understood, thank you.

Operator

Jay Dobson, Wunderlich Securities.

Jay Dobson – Wunderlich Securities – Analyst

Good morning. Paul and Tony, I was hoping you could better help us understand the higher growth you are talking about excluding synergies. I was hoping you could help us understand what higher growth you are looking at.

And then, Paul, was hoping you could help me understand some of the governance issues of only two Board members out of 13.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

Okay. I will just start on transmission and build on what I just said in the prior question. I think we have, as you know, two major projects. One, we are in the middle of construction of TrAIL; and the PATH project that we are awaiting PJM’s determination on.

But I think the much greater footprint when you see those two companies fit together you will see — and the needs for power in the East and the extent of power resources in the west there is just going to be continuing need to move that power, one, and for renewables too. So I think in the transmission area there is some major opportunities and I will let Tony chat about generation in other areas.

Tony Alexander – FirstEnergy Corporation – President & CEO

I look at it from the standpoint of being able to continue down the path of making these very strong assets more efficient and more capable of producing consistent and more generation. We have been quite successful in doing that at FirstEnergy. With our baseload facilities we expect to be to be able to do that also at Allegheny.

Beyond that, deploying our retail strategy in and throughout Pennsylvania with additional resources to back that up will overall reduce the risk profile of the Company as we believe we are producing higher returns through having a stronger retail presence for the benefit of customers long-term in and throughout this region.

So I think if you put those together combined with a stronger balance sheet that will allow each of the combined companies to take on additional projects that they would not otherwise be able to do allows for the potential for significantly more growth or the timing of growth than would otherwise be expected.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

And on the governance side, Jay, we do have — we will have two of 13 directors, which is not fully proportional perhaps to the 27% ownership, but I will also be Executive Vice Chairman. And we don’t quite delude ourselves into thinking this is a pure merger of equals where there is almost normally proportionate. So I think given the relative scale having two directors and myself there is pretty fair.

Jay Dobson – Wunderlich Securities – Analyst

Great, thank you.

Tony Alexander – FirstEnergy Corporation – President & CEO

We would like to thank everyone for joining us today. As I said, this is very exciting day for FirstEnergy and Allegheny. We are looking forward to moving through the process from this point, closing this transaction in 12 to 14 months, and then significantly increasing the value that we can deliver to shareholders through this combination.

Thanks for your support. We enjoy working with you and discussing this transaction further over the next few months.

Paul Evanson – Allegheny Energy – Chairman, President & CEO

Thank you.

Operator

Thank you. This concludes today’s teleconference. You may disconnect your lines at this time and have a nice day.

ATTACHMENT C

FACT SHEET REGARDING THE MERGER

Facts at a Glance

Period ending Dec. 31, 2009	FirstEnergy	Allegheny Energy	New FirstEnergy
States of Operation	OH, PA, NJ, NY	PA, WV, VA, MD	OH, PA, WV, VA, MD, NJ, NY
Service Area Square Miles	36,100	30,900	67,000
Customers	4.5 million	1.6 million	6.1 million
Electric Distribution Companies	7	3	10

Competitive Generating Capacity (MW)	14,146	7,015	21,161
Regulated Generating Capacity (MW)	200	2,741	2,941
Total Capacity (MW)	14,346	9,756	24,102

Regional Transmission Organization	PJM/MISO	PJM	PJM
Transmission Line Miles	15,065	4,614	19,679
Distribution Line Miles	119,024	75,517	194,541

Financial and Other Highlights (as of Dec. 31, 2009 unless otherwise noted)
Total Employees	13,379	4,383

Revenues	$13 billion	$3.4 billion
Net Income	$1.0 billion	$392.8 million

Current Annual Dividends Per Share	$2.20	$0.60
Common Shares Outstanding	304.8 million	169.6 million
Capital Expenditures (2010 estimated)	$1.651 billion	$1.065 billion

Generation Output (MWH)	65.6 million	33.5 million
Available Liquidity (as of 1/31/10)	$2.459 billion	$1.958 billion

Total Assets	$34.3 billion	$11.6 billion

Information Concerning Forward-Looking Statements

In addition to historical information, this fact sheet may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Forward-looking statements relating to the proposed merger include, but are not limited to: statements about the benefits of the proposed merger involving FirstEnergy and Allegheny, including future financial and operating results; FirstEnergy’s and Allegheny’s plans, objectives, expectations and intentions; the expected timing of completion of the transaction; and other statements relating to the merger that are not historical facts. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements. With respect to the proposed merger, these factors include, but are not limited to: risks and uncertainties relating to the ability to obtain the requisite FirstEnergy and Allegheny shareholder approvals; the risk that FirstEnergy or Allegheny may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could reduce the anticipated benefits from the merger or cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the length of time necessary to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; the effect of future regulatory or legislative actions on the companies; and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect. These risks, as well as other risks associated with the merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that will be filed with the SEC in connection with the merger. Additional risks and uncertainties are identified and discussed in FirstEnergy’s and Allegheny’s reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this release speak only as of the date of this release. Neither FirstEnergy nor Allegheny undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release.

Additional Information and Where to Find It

In connection with the proposed merger, FirstEnergy will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of FirstEnergy and Allegheny that also constitutes a prospectus of FirstEnergy. FirstEnergy and Allegheny will mail the joint proxy statement/prospectus to their respective shareholders. FirstEnergy and Allegheny urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Allegheny’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.”

FirstEnergy, Allegheny and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from FirstEnergy and Allegheny shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of FirstEnergy and Allegheny security holders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on March 20, 2009. You can find information about Allegheny’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009. Additional information about FirstEnergy’s executive officers and directors and Allegheny’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available. You can obtain free copies of these documents from FirstEnergy and Allegheny using the contact information above.

ATTACHMENT D

FREQUENTLY ASKED QUESTIONS REGARDING THE MERGER

Benefits of the Merger

Q.	Why does Allegheny Energy want to do this merger?

A.	The combination makes sense from an operational as well as financial standpoint. On the financial front, it brings a significant premium for our shareholders. Operationally, it expands the scale and scope of our company. FirstEnergy is in our region and has a similar business structure and vision. The combination of the two companies is expected to enhance efficiencies and the service we provide to customers. The combined generation fleet with 24,000 megawatts of generating capacity, predominantly serving competitive markets, will provide significant opportunities for growth. Importantly, it also better positions us to address changing environmental requirements by adding nuclear generation to our fuel mix, something we did not have the size or capability to do on our own.

Q.	How will the merger benefit Allegheny Energy shareholders?

A.	Shareholders will benefit from owning a larger, stronger company, better positioned for future growth and success in competitive markets. Allegheny shareholders will receive a significant premium of more than 30% based on the closing stock prices on February 10, and FirstEnergy’s current annual dividend would represent an increase of almost 150% for Allegheny shareholders.

Q.	What other benefits can we expect from the merger?

A.	Together the companies would serve six million customers. Ten utility operating companies would serve a 67,000-square mile area of Pennsylvania, Ohio, New Jersey, New York, Virginia, West Virginia and Maryland. The combined generating assets have the capacity to produce more than 24,000 megawatts (MW) of electricity.

With solid electric distribution operations, significant generating capacity and nearly 20,000 miles of high-voltage transmission lines, the new company would be diverse, integrated and financially strong.

We expect our distribution customers to be served by their current electric utility under the Allegheny Power brand. This means our customers can rely on the same local employees whom they have come to know and trust.

Approval Process

Q.	What regulatory approvals are needed?

A.	The merger must be approved by the Pennsylvania Public Utility Commission, Maryland Public Service Commission, Public Service Commission of West Virginia, Virginia State Corporation Commission and the Federal Energy Regulatory Commission (FERC). It also will require expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The merger is also conditioned on effectiveness at the Securities and Exchange Commission (SEC) of the First Energy, registration statement with respect to the shares to be issued in the transaction.

Q.	Will shareholders have the opportunity to vote on the merger?

A.	Yes. Among other things, the merger agreement requires a positive vote by a majority of FirstEnergy and Allegheny Energy shareholders. FirstEnergy has 304.8 million shares of common stock outstanding and Allegheny Energy has 169.4 million shares. When the vote is closer, shareholders will begin receiving information.

Q.	How long will it take to complete the merger?

A.	The merger is expected to take 12 to 14 months to complete.

Organizational Structure

Q.	Who will lead the new organization?

A.	Anthony J. Alexander, 58, will remain president and chief executive officer of FirstEnergy. Paul J. Evanson, 68, chairman, president and chief executive officer of Allegheny Energy will become executive vice chairman of the combined company, reporting to the CEO.

Q.	How many board members will the new company have?

A.	The board will be made up of FirstEnergy’s existing 11-member Board of Directors plus two members of the Allegheny board.

Q.	Where will the new company be headquartered?

A.	The combined company will operate under the name FirstEnergy Corp, and will be headquartered in Akron, Ohio. For the most part, we believe regional operating offices will remain in their current locations

Q.	Will there be employee transition teams?

A.	Yes. Employees from both companies will be represented on transition teams.

Q.	Will there be job reductions or elimination of certain functions or business units?

A.	Details about the ultimate organizational structure will be determined once the transition teams have completed their work. Employees of both companies will be updated on the progress of the transition teams throughout the process. The merger is expected to have little impact on physical employees at Allegheny’s power plants and service centers. We will strive to have has little negative impact as possible on our workforces. You should know that FirstEnergy anticipates slowing down its hiring to make as many opportunities as possible for our employees.

Q.	Will there be any asset sales prior to closing?

A.	There are no plans to divest assets as a result of the merger prior to closing.

Merger Transaction

Q.	What does a “stock-for-stock” transaction mean?

A.	Under terms of the agreement, FirstEnergy would essentially buy all outstanding shares of common stock of Allegheny Energy. Allegheny shareholders would receive 0.667 shares of FirstEnergy common stock for each share of Allegheny they own. Based on the closed stock prices for both companies on February 10, 2010, Allegheny investors would receive a value of $27.65 per share, or $4.7 billion in aggregate.

Q.	What will happen to Allegheny Energy’s debt?

A.	As part of the transaction, FirstEnergy would assume approximately $4.7 billion in Allegheny debt.

Financial Impact of the Merger

Q.	What is the value of the merger?

A.	Based on the closing price of the companies’ stock on February 10, 2010, the transaction has an equity value of $8.5 billion.

Q.	What is the premium being paid to Allegheny Energy shareholders?

A.	The premium will depend on the market prices of Allegheny and FirstEnergy shares at the time of closing, because it is a fixed exchange ratio. Based on the closing stock prices on February 10, 2010, the premium is 31.6%.

Q.	How will the transaction affect FirstEnergy companies’ credit metrics?

A.	First Energy expects that operational and financial improvements that would result from the merger would have a positive impact on the companies’ underlying credit metrics.

Generating Assets

Q.	How does the addition of more coal-fired generation affect FirstEnergy’s portfolio?

A.	The combined coal-based fleet will include 10,387 MW of supercritical generation, which will comprise 68% of our coal fleet. Of this, supercritical generation, 95% is full scrubbed – making it environmentally well-positioned.

Q.	How will this transaction affect FirstEnergy’s portfolio of renewable energy?

A.	The combined company will control more than 2,200 megawatts of renewable power.

Employee Information

Q:	Has FirstEnergy merged with other companies?

A:	FirstEnergy has completed two successful mergers – combining Ohio Edison with Centerior in 1997 to create FirstEnergy, and then merging with GPU, Inc., in 2001 to create the nation’s fifth-largest electric system based on customers served. Both mergers resulted in a larger, stronger company that offers greater value to shareholders, improved service to customers and more opportunities to employees.

Q.	What does this mean to me as an employee? Will there be layoffs?

A:	Until the transition teams do their work, it’s too soon to comment on any specific workforce actions. The merger is expected to have little impact on physical employee levels at Allegheny. We will strive to have as little negative impact as possible on our workforce. You should know that FirstEnergy anticipates slowing down its hiring to make as many opportunities as possible for our employees.

Q.	How will employees find out more about what is happening with the merger as changes occur?

A:	Regular information on merger-related developments will be shared with employees through a variety of communications channels. We will also have a feedback mechanism for employees to ask questions and receive answers.

Legal

Q:	Does the merger change how I do business with Allegheny or with others outside the company?

A:	No. Until the merger closes, FirstEnergy and Allegheny will remain separate companies and will continue to compete in the marketplace. You should continue to treat your counterparts at Allegheny just as you would if a merger had not been announced. If you are asked to participate on a merger transition team, you will receive additional instructions.

Forward Looking Statements

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These forward-looking statements involve a number of risks and uncertainties. Allegheny Energy cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger involving Allegheny Energy and FirstEnergy, including future financial and operating results, Allegheny Energy’s and FirstEnergy’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Allegheny Energy’s filings with the Securities and Exchange Commission. These include risks and uncertainties relating to: the ability to obtain the requisite Allegheny Energy and FirstEnergy shareholder approvals; the risk that FirstEnergy or Allegheny Energy may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; general worldwide economic conditions and related uncertainties; and the effect of changes in governmental regulations. Allegheny Energy undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information And Where To Find It

In connection with the proposed merger between FirstEnergy and Allegheny Energy, FirstEnergy will file with the SEC a Registration Statement on Form S-4 that will include a joint proxy statement of FirstEnergy and Allegheny Energy that also constitutes a prospectus of FirstEnergy. FirstEnergy and Allegheny Energy will mail the joint proxy statement/prospectus to their respective shareholders. FirstEnergy and Allegheny Energy urge investors and shareholders to read the joint proxy statement/ prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC, because they will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from FirstEnergy’s website (www.firstenergycorp.com) under the tab “Investors” and then under the heading “Financial Information” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Allegheny Energy’s website (www.alleghenyenergy.com) under the tab “Investors” and then under the heading “SEC Filings.”

Participants In The Merger Solicitation

FirstEnergy, Allegheny Energy and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from FirstEnergy and Allegheny Energy shareholders in favor of the merger and related matters. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of FirstEnergy and Allegheny Energy shareholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about FirstEnergy’s executive officers and directors in its definitive proxy statement filed with the SEC on April 1, 2009. You can find information about Allegheny Energy’s executive officers and directors in its definitive proxy statement filed with the SEC on March 20, 2009. Additional information about FirstEnergy’s executive officers and directors and Allegheny Energy’s executive officers and directors can be found in the above-referenced Registration Statement on Form S-4 when it becomes available. You can obtain free copies of these documents from FirstEnergy and Allegheny Energy using the contact information above.

ATTACHMENT E

TRANSCRIPT OF VIDEO MESSAGE FROM PAUL J. EVANSON, CHIEF EXECUTIVE OFFICER OF ALLEGHENY, TO ALLEGHENY EMPLOYEES

Good morning. Today, we announced that we have entered into a merger agreement with FirstEnergy. The agreement has been approved by both Boards.

This merger creates the nation’s largest electric utility system based on six million customers stretching from Ohio to New Jersey.

I’d like to discuss with you why we decided to do this transaction, then present some information on the combined company, and finally comment on what this merger might mean for you.

Let me start by saying: FirstEnergy approached us regarding a possible merger. After serious consideration, our Board of Directors concluded that a merger with FirstEnergy would be in the best interest of the company.

I’ll mention the key factors leading to this conclusion.

First. Our shareholders will see an enhanced value to their investment. They will receive a significant premium – more than 30% based on current prices. And they will receive a dividend increase of almost 150% based on FirstEnergy’s current dividend payout.

Second. And very importantly, this merger better positions Allegheny to address changing environmental requirements. We are a coal-based company. Over 90% of our generation output comes from coal. And coal continues to be under unrelenting attack at both the federal and state levels. Environmental restrictions and limitations on CO2 emissions, whether by legislation or regulation, add to our risk profile. The merger diversifies our fuel mix, adding significant nuclear capacity – something we couldn’t have developed on our own, given our size and capabilities.

Third. The combination with FirstEnergy provides greater operational scale and scope. Our seven state service territories are contiguous. The combined company will have 24,000 megawatts of generating capacity, the majority of which is merchant generation. And FirstEnergy is in the process of transferring its generation into PJM where we are located. The merger will also enhance infrastructure investment opportunities. In short, the combined company will have a strong business portfolio and excellent growth opportunities.

Fourth. Our credit and financial position will be strengthened as a result of the transaction. FirstEnergy has a better credit rating than us, and, as a result, the combined company will be in a much stronger position to take advantage of opportunities than we otherwise could on our own.

Finally. We’ll be merging with one of the leading utilities in the nation. FirstEnergy is now the fifth largest investor-owned electric utility in the country. And I can tell you it’s a very well-managed company with a culture similar to ours. They focus on the basics of running their business and are committed to high performance, customer satisfaction, and safety.

From a customer point of view, FirstEnergy has competitive rates and reliable service. We expect our customers will continue to be served under the Allegheny Power brand. Our customers can rely on the same local employees whom they have come to know and trust.

So these are the main reasons why we think this is a good transaction and decided to go forward.

The combined company will maintain the FirstEnergy name and continue to have its headquarters in Akron, Ohio. Tony Alexander, President and Chief Executive Officer, will remain in that position with the combined company. I will be Executive Vice Chairman, working directly for Tony on integration and other business and strategic issues.

The transaction must go through a number of approvals, including a shareholder vote at both companies and the customary federal and state regulatory reviews. We anticipate that will take about 12-14 months to complete.

We will be forming a transition team of employees from both companies that will be working toward a successful integration of the businesses. Updates on the transition process will be provided on a regular basis.

While this is a very positive transaction, job loss is always a concern in any merger. And I know many of you will be worried throughout this time. Although I can’t say definitively how the integration will affect everyone, I think we can say the merger will have little impact on physical employees at our power stations and service centers. We will strive to have as little negative impact as possible on our workforce. You should know that FirstEnergy has already slowed down its hiring to make as many opportunities as possible for our employees.

While I understand this will be a high stress period, we’ll try to reduce that stress by providing as much information as we can as soon as we can.

I’ve said many times — the success we have achieved in rebuilding our company since 2003 — and all that we have accomplished to date — has been possible because we worked hard and worked together as a team. The senior management and I are committed to work alongside you as we move through this transition.

Until we close the transaction, we need to operate our business the way we always have. We must continue to execute on our business plan, as well as on our goals and objectives. It will be easy to become distracted. But we must stay focused on working safely and performing the fundamentals of the business and your job.

Again, I appreciate your support, and I look forward to working with you as we bring the merger with FirstEnergy to a successful conclusion.

Thank you.